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                    SUPPLEMENT TO LITIGATION SETTLEMENT OFFER
                                      AIMCO
                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO PURCHASE ANY AND ALL LIMITED PARTNERSHIP UNITS IN
                               ANGELES PARTNERS X
                           FOR $68.94 PER UNIT IN CASH

         The cover page to the enclosed Litigation Settlement Offer indicates the expiration date of our offer as "November 10, 2003." THE EXPIRATION DATE OF OUR OFFER IS DECEMBER 10, 2003 (UNLESS EXTENDED IN ACCORDANCE WITH THE TERMS OF OUR OFFER) AND NOT NOVEMBER 10, 2003. Our offer is made upon the terms and subject to the conditions set forth in the enclosed Litigation Settlement Offer, dated November 10, 2003 (the "Litigation Settlement Offer") and the accompanying Letter of Transmittal, and this Supplement.

         If you decide to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions thereto and mail or deliver the signed Letter of Transmittal and any other required documents to The Altman Group, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of the Litigation Settlement Offer. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THE LITIGATION SETTLEMENT OFFER OR THE LETTER OF TRANSMITTAL MAY ALSO BE DIRECTED TO THE INFORMATION AGENT AT (800) 467-0821.

                                November 10, 2003